1 COMMERCIAL METALS COMPANY Compensation Recovery Policy (As adopted September 11, 2023; as amended June 19, 2026) This Compensation Recovery Policy (this “Policy”) of COMMERCIAL METALS COMPANY (the “Company”) is hereby adopted as of September 11, 2023 (the “Effective Date”) by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) in compliance with Section 10D of the Exchange Act and Section 303A.14 of the New York Stock Exchange (the “NYSE”) Listed Company Manual (“Section 303A.14”). Section 1. Accounting Restatement Recovery Requirement Subject to Section 5 of this Policy, in the event the Company is required to prepare an Accounting Restatement, then the Committee hereby directs the Company, to the fullest extent permitted by governing law, to recover from each Executive Officer the amount, if any, of Erroneously Awarded Compensation received by such Executive Officer, with such recovery occurring reasonably promptly after the Restatement Date relating to such Accounting Restatement. An Executive Officer shall be deemed to have “received” Incentive-Based Compensation in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that fiscal period, as applicable. The Committee may effect recovery in any manner consistent with applicable law including, but not limited to, (i) seeking reimbursement of all or part of Erroneously Awarded Compensation previously received by an Executive Officer, together with any expenses reasonably incurred in connection with the recovery of such Erroneously Awarded Compensation, (ii) cancelling prior grants of Incentive-Based Compensation, whether vested or unvested, restricted or deferred, or paid or unpaid, and through the forfeiture of previously vested equity awards, (iii) cancelling or setting-off against planned future grants of Incentive-Based Compensation, (iv) deducting all or any portion of such Erroneously Awarded Compensation from any other remuneration payable by the Company to such Executive Officer, and (v) any other method authorized by applicable law or contract. Section 2. Misconduct Recovery Requirement Subject to and in accordance with the provisions of this Policy, in the event a Covered Person has engaged in Misconduct, the Committee, in its sole discretion and in good faith, may seek to recover the Misconduct Recoupment Amount from such Covered Person. In determining whether to seek recovery and the amount, if any, by which a payment or award should be reduced, the Committee may consider, among other things, the seriousness of the Misconduct, whether the Covered Person was unjustly enriched, whether seeking the recovery would prejudice the Company’s interests in any way, including in a proceeding or investigation, the cost and likely outcome of any potential litigation in connection with the Company’s attempts to recoup compensation and any other factors it deems relevant to the determination. In the event of any Misconduct by a Covered Person, the Company may seek to recover the full Misconduct Recoupment Amount from such Covered Person (i.e., the Company’s right of recovery is not limited to the incremental portion of Incentive-Based Compensation, if any, that is attributable to or inflated by such Misconduct). The Committee may effect recovery of the Misconduct Recoupment Amount under this Section 2 in any manner consistent with applicable law including, but not limited to, (i) requiring reimbursement or forfeiture of all or part of any Incentive-Based Compensation previously received by the Covered Person, (ii) cancelling prior grants of Incentive-Based Compensation, whether vested or unvested, restricted or deferred or paid or unpaid and through the forfeiture of previously vested equity awards, (iii) cancelling or setting-off against planned future grants of Incentive-Based Compensation, (iv) deducting all or any portion

2 of such Misconduct Recoupment Amount from any other remuneration payable by the Company to such Covered Person, including without limitation, any prior cash incentive payments, executive retirement benefits, wages, equity grants or other amounts payable by the Company to such Covered Person in the future, (v) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards and (vi) any other remedial and recovery action, in each such case as permitted by law, as determined by the Committee. Section 3. Incentive-Based Compensation Subject to this Policy With respect to an Accounting Restatement, this Policy applies to all Incentive-Based Compensation received by each current or former Executive Officer on or after the Effective Date: (i) if such Incentive-Based Compensation was received on and after the date such person became an Executive Officer of the Company; (ii) if such Executive Officer served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation; (iii) if such Incentive-Based Compensation was received during the three completed fiscal years immediately preceding a Restatement Date (including any transition period that results from a change in the Company’s fiscal year that is within or immediately following those three completed fiscal years; provided that a transition period of nine to twelve months is deemed to be a completed fiscal year). With respect to Misconduct, this Policy applies to all Incentive-Based Compensation received by each current or former Covered Person on or after the Policy Amendment Date if such Incentive-Based Compensation was received during the three completed fiscal years immediately preceding the date the Board or the Committee discovers or reasonably should have discovered that the Covered Person engaged in Misconduct (including any transition period that results from a change in the Company’s fiscal year that is within or immediately following those three completed fiscal years; provided that a transition period of nine to twelve months is deemed to be a completed fiscal year). This Policy shall apply and govern Incentive-Based Compensation received by any Covered Person and shall survive termination of a Covered Person’s employment, in each case notwithstanding any contrary or supplemental term or condition in any document, plan or agreement, including, without limitation, any employment contract, indemnification agreement, equity or bonus agreement, or equity or bonus plan document; provided, however, that nothing in this Policy shall override or supersede any term or condition in any such document, plan or agreement to the extent adherence thereto is required to comply with applicable law. Section 4. Definitions: For purposes of this Policy, the following terms have the meanings set forth below: • “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). • “Covered Person” means any person who is or was an Executive Officer, an Executive Leadership Team Member or a Global Leadership Team Member. For purposes of the Misconduct recovery provisions under Section 2 of this Policy, Covered Person shall refer to any person who held such

3 role at the time the applicable Misconduct occurred. • “Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by the Executive Officer had it been determined based on the restated amounts in the Accounting Restatement (computed without regard to any taxes paid). For Incentive-Based Compensation based on stock price or total shareholder return (“TSR”), where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the Company shall: (i) base the calculation of the amount on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation received was based; and (ii) retain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE or, if a class of securities of the Company is no longer listed on the NYSE, such other national securities exchange or national securities association on which a class of the Company’s securities is then listed for trading. • “Exchange Act” means the Securities Exchange Act of 1934, as amended. • “Executive Leadership Team Member” means any person who has been designated by the Committee or the Company’s Chief Executive Officer as a member of the Company’s Executive Leadership Team. • “Executive Officer” has the meaning set forth in Section 303A.14(e). • “Financial Reporting Measures” has the meaning set forth in Section 303A.14(e). • “Global Leadership Team Member” means any person who has been designated by the Committee or the Company’s Chief Executive Officer as a member of the Company’s Global Leadership Team. • “Incentive-Based Compensation” means (i) all forms of cash incentive compensation, including, without limitation, cash bonuses paid pursuant to the Company’s 2013 Cash Incentive Plan (or any successor plan thereto), whether granted, earned, or vested based on the passage of time, continued service, and/or the attainment of one or more performance-based measures, and (ii) equity incentive compensation that is granted, earned, or vested based wholly or in part on the attainment of one or more performance-based measures, which may include Financial Reporting Measures or non- Financial Reporting Measures, including, without limitation, performance stock unit awards and any other performance-based equity or equity-based awards granted pursuant to the Company’s 2013 Long-Term Equity Incentive Plan (or any successor plan thereto). For the avoidance of doubt, Incentive-Based Compensation does not include equity awards that vest solely based on the passage of time and/or continued service. • “Misconduct” means, with respect to a Covered Person, as determined by the Committee in its sole discretion, (i) the Covered Person’s commission of fraud or embezzlement, (ii) a material violation by such Covered Person of the Company’s Code of Conduct and Business Ethics or Code of Ethics for Senior Financial Officers or applicable law or (iii) such Covered Person engages in conduct that causes or is reasonably likely to cause material operational, financial or reputational harm to the Company. In determining whether Misconduct has occurred, the Committee, in its sole discretion, may consider any factor it deems relevant to that determination. • “Misconduct Recoupment Amount” means the full amount of any Incentive-Based Compensation (calculated on a pre-tax basis) received, awarded, vested or paid to a Covered Person that the Committee determines, in its sole discretion, to be appropriate in light of the scope and nature of the

4 Misconduct; provided, however, that the Misconduct Recoupment Amount shall not include any Incentive-Based Compensation received prior to the Policy Amendment Date. • “Policy Amendment Date” means June 19, 2026. • “Restatement Date” means the earlier to occur of (i) the date the Board or the Committee (or an officer or officers of the Company authorized to take such action if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement. Section 5. Exceptions to Recovery Notwithstanding the foregoing, the Company is not required to recover Erroneously Awarded Compensation pursuant to Section 1 of this Policy to the extent that the Committee has made a determination that recovery would be impracticable and that: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (provided, that before concluding that it would be impracticable to recover based on the expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation and must document such attempts and provide such documentation to the NYSE); or (ii) any other exception permitted under Section 303A.14 of the NYSE Listed Company Manual applies. Section 6. No Right to Indemnification or Insurance The Company shall not indemnify any Covered Person against the loss of any Erroneously Awarded Compensation or Misconduct Recoupment Amount or losses arising from any claims relating to the Company’s enforcement of this Policy. In addition, the Company shall not pay, or reimburse any Covered Person for, any premiums for a third-party insurance policy purchased by the Covered Person or any other party that would fund any of the Covered Person’s potential recovery obligations under this Policy. Section 7. Interpretation and Amendment of this Policy The Committee, in its discretion, shall have the sole authority to interpret and make any determinations regarding this Policy. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. Any determination under this Policy by the Committee shall be conclusive and binding on the applicable Covered Person. Determinations of the Committee need not be uniform with respect to Covered Persons or from one payment or grant to another. The Committee may amend this Policy from time to time in its discretion and shall amend the Policy to comply with applicable law and any rules or standards adopted by the NYSE or any national securities exchange on which the Company’s securities are then listed. Section 8. Other Recoupment Rights The Company intends that this Policy will be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other remedies available to the Company under applicable law; provided, however, that there shall be no duplication of recovery of any amounts previously recouped with respect to any Covered Person for the same event that triggers recoupment under

5 this Policy. Any amount recouped under this Policy shall be credited against amounts otherwise recoverable from such Covered Person under any other policy, agreement, or provision of applicable law, and any amount recovered under any such other policy, agreement, or provision of applicable law shall be credited against amounts otherwise recoverable under this Policy. Section 9. Successors This Policy shall be binding and enforceable against all Covered Persons and their respective beneficiaries, heirs, executors, administrators or other legal representatives. Section 10. Cooperation Each Covered Person shall, upon request by the Company or the Committee, cooperate fully with the Company in connection with the recovery of any Erroneously Awarded Compensation or Misconduct Recoupment Amount under this Policy, including, without limitation, executing any documents, providing any information and taking any other actions reasonably requested by the Company to facilitate such recovery.